Exhibit 10.26

February 13, 2019

Karl H. Buch
Grayson D. Stratton
DLA Piper LLP
1251 Avenue of the Americas
New York, NY 10020-1104

Kathryn H. Ruemmler
Douglas N. Greenburg
Latham & Watkins LLP
555 Eleventh Street, NW
Washington, DC 20004-1304

Re:    Cognizant Technology Solutions Corporation
Dear Counsel,

Consistent with the FCPA Corporate Enforcement Policy, the Department of Justice, Criminal Division, Fraud Section and the United States Attorney's Office for the District of New Jersey (collectively, the "Department") has declined prosecution of your client, Cognizant Technology Solutions Corporation ("Cognizant" or the "Company"), for violations of the Foreign Corrupt Practices Act (the "FCPA"), 15 U.S.C. §§ 78dd-1, et seq.

The Department's investigation found that Cognizant, through its employees, authorized its agents to pay an approximately $2 million bribe to one or more government officials in India in exchange for securing and obtaining a statutorily required planning permit in connection with the development of an office park in Tamil Nadu, India, known as the CKC/KITS facility in Chennai, as well as other improper payments in connection with other projects in India. Specifically, from in or about 2014 through in or about 2015, certain high-level employees of Cognizant, along with agents of the Company, took part in a scheme through which they authorized a third-party construction company to pay an approximately $2 million bribe to one or more government officials in India in exchange for assistance in securing and obtaining a planning permit relating to construction of the CKC/KITS facility. To conceal Cognizant's involvement in the bribe payment; certain Cognizant employees and agents agreed that Cognizant would reimburse the third-party construction company for the bribe payment through construction invoices or "change orders" at the end of the development of the project. Additionally, certain Cognizant employees and officers also falsified and caused to be falsified certain internal books and records of the Company, including by failing to disclose the existence or nature of the payments in certain disclosure questionnaires, as well as "sub-certifications" signed as part of the Company's Sarbanes-Oxley process.

Despite the fact that certain members of senior management participated in and directed the criminal conduct at issue, the Department has decided to decline prosecution of this matter based on an assessment of the factors set forth in the Corporate Enforcement Policy, Justice Manual ("JM") 9-47.120, and the Principles of Federal Prosecution of Business Organizations, JM 9-28.300, including but not limited to: (1) Cognizant's voluntary self-disclosure of the matters described above within two weeks of the Board learning of the criminal conduct; (2) Cognizant's thorough and comprehensive investigation; (3) Cognizant's full and proactive cooperation in this matter (including its provision of all known relevant facts about the misconduct) and its agreement to continue to cooperate in the Department's ongoing investigations and any prosecutions that might result; (4) the nature and seriousness of the offense; (5) the Company s lack of prior criminal history; (6) the existence and effectiveness of the Company's pre-existing compliance program, as well as steps that the Company has taken to enhance its compliance program and internal accounting controls; (7) the Company's full remediation, including but not limited to terminating the employment of, and disciplining, employees and contractors involved in misconduct; (8) the adequacy of remedies such as civil or regulatory enforcement actions, including the Company's resolution with the U.S. Securities and Exchange Commission ("SEC") and agreement to pay a civil penalty of $6 million and disgorgement; (9) Cognizant's agreement to disgorge the full amount of its cost savings from the bribery; and (10) the fact that, as a result of the Company's timely voluntary disclosure, the Department was able to conduct an independent investigation and identify individuals with culpability for the corporation's malfeasance.

Pursuant to this letter agreement, Cognizant agrees to continue to fully cooperate in the Department's ongoing investigations and/or prosecutions, including but not limited to the continued provision of any information and making available for interviews and/or testimony those officers, employees, or agents who possess relevant information, as determined in the sole discretion of the Department.

Cognizant further agrees to disgorge $19,370,561 USD (the "Disgorgement Amount"), which represents all profits fairly attributable to the bribery conduct, as determined through a cost avoidance calculation. The Department will credit the disgorgement amount (exclusive of any prejudgment interest) that Cognizant pays to the SEC. Any remaining amount shall be paid to the United States Treasury within ten (10) business days of the execution of this letter agreement. Cognizant acknowledges that no tax deduction may be sought in connection with any part of its payment of the Disgorgement Amount. Cognizant further agrees that it will not seek or accept directly or indirectly reimbursement or indemnification from any source with regard to the Disgorgement Amount.

This letter agreement does not provide any protection against prosecution of any individuals, regardless of their affiliation with Cognizant. If the Department learns information that changes its assessment of any of the factors outlined above, it may reopen its inquiry.

Sincerely,

	CRAIG CARPENITO		ROBERT ZINK
	United States Attorney		Acting Chief, Fraud Section
	District of New Jersey		Criminal Division
Unites States Department of Justice

BY:	/s/ Courtney A. Howard	BY:	/s/ David A. Last
	COURTNEY A. HOWARD		DAVID A LAST
	Assistant United States Attorney		Assistant Chief, FCPA Unit
	NICHOLAS P. GRIPPO		Fraud Section
Assistant United States Attorney
United States Attorney’s Office
District of New Jersey

Cognizant Technology Solutions Corporation agrees and consents to the facts and conditions set forth herein:

Date: 2/13/19	BY:	/s/ Matthew W Friedrich
MATTHEW W. FRIEDRICH
General Counsel and Executive Vice President
Cognizant Technology Solutions Corporation